Exhibit 21.1

Subsidiaries of

Radiant Logistics, Inc.

Name of Subsidiary	State of Incorporation or Organization
Radiant Global Logistics, Inc. (formerly Airgroup Corporation)	Washington
Radiant Logistics Partners LLC (40% owned by Radiant Global Logistics, Inc.)	Delaware
International Freight Systems (of Oregon), Inc.	Oregon
Highways & Skyways, Inc.	Kentucky
Adcom Express, Inc.	Minnesota
DBA Distribution Services, Inc.	New Jersey
Radiant Customs Services, Inc.	Washington
Radiant Transportation Services, Inc. (formerly Radiant Logistics Global Services, Inc.)	Delaware
On Time Express, Inc.	Arizona
Clipper Exxpress Company	Delaware
Wheels MSM US, Inc.	Delaware
Wheels Freight Systems	Delaware
Service By Air, Inc.	New York
SBA Consolidators, Inc.	New York
Service By Air Limited	Prince Edward Island, Canada
Green Acquisition Company	Washington
Transmart, Inc.	Washington
Radiant Logistics Global Services, Inc. (formerly Radiant Transportation Services, Inc.)	Washington
Radiant Trade Services, Inc.	Washington
Radiant Off-Shore Holdings LLC	Washington
RGL Mexico LLC	Washington
Radiant Global Logistics (HK) Limited	Hong Kong
Radiant Global Logistics (MX) S. de R.L. de C.V.	Mexico
Wheels International Inc.	Ontario, Canada
1371482 Ontario Inc.	Ontario, Canada
2062698 Ontario Inc.	Ontario, Canada
Wheels MSM Canada, Inc.	Ontario, Canada
Wheels Associate Carriers, Inc.	Ontario, Canada